UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2005

SCIENTIFIC-ATLANTA, INC.

(Exact name of registrant as specified in its charter)

Georgia	1-5517	58-0612397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5030 Sugarloaf Parkway, Lawrenceville, Georgia 30044

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (770) 236-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 17, 2005, on recommendation of its Governance and Nominations Committee after review of comparable board compensation by an outside consultant, the Board of Directors of Scientific-Atlanta, Inc. approved a non-employee director compensation program, to be effective starting October 1, 2005. Under the new non-employee director compensation program, the Board eliminated per meeting attendance fees and increased retainer fees as follows:

•	the annual retainer for each non-employee director will be $72,000 per year;

•	the additional annual committee retainer will be $5,500 per committee, except that the additional annual committee retainer for members of the Audit Committee will be $15,000 due to the significant additional service time spent by members of this committee; and

•	the additional annual retainer for each committee chair will be $7,500, except that the additional annual retainer for the chair of the Audit Committee and the lead director will be $12,500.

Subject to approval of a 2005 Equity Plan for Non-Employee Directors by the shareholders at the 2005 Annual Meeting, the terms of which will be described in the proxy materials related to that meeting, the Board also approved a compensation policy for an award on a one-time basis for any new non-employee director who joins the Board during calendar 2006 that would consist of half restricted stock and half stock options with a target equity value of $450,000, subject to annual review, that would vest over a period of at least three years.

Finally, the Board approved a policy that, if in the future it established a special committee expected to expend extraordinary amounts of time on service on a particular matter, the Board would provide for additional compensation in amounts to be determined at that time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2005

SCIENTIFIC-ATLANTA, INC.

By:	/s/ Julian W. Eidson
Name:	Julian W. Eidson
Title:	Senior Vice President, Chief Financial Officer and Treasurer